UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 12, 2006

Integra Bank Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-13585	35-1632155
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21 SE Third Street, Evansville, Indiana		47708
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	812-461-9100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Integra Bank Corporation (the "Company") announced that the Board of Directors approved the appointment of Martin M. Zorn as Chief Financial Officer and Executive Vice President-Finance and Risk effective immediately. Mr. Zorn is 49 and joined the Company in 2001 as Executive Vice President for Commercial Banking and metro markets until his appointment as Chief Risk Officer in 2002.

Mr. Zorn is subject to an employment agreement dated July 28, 2003 with the Company that was filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2005. His compensation arrangements will not be affected by his appointment to the additional offices; however, the Position and Responsibility sections of the employment agreement will be amended consistent with the foregoing actions.

Mr. Zorn's appointment was announced in the Company's press release attached hereto as Exhibit 99.1 which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The Company issued a press release announcing that the Board of Directors authorized a common stock repurchase program under which the Company may purchase up to 2.5% of its outstanding common shares, or approximately 450,000 shares, or a maximum aggregate purchase amount of $10 million through June 30, 2007.

The press release also announced an improvement in a large non-performing loan to a regional grocery store chain. The borrower's Chapter 11 reorganization plan was approved on March 23, 2006 and the loan subsequently paid off on April 11, 2006. This loan represented 56% of total non-performing loans at year-end.

A copy of the Company's press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release, dated April 12, 2006, issued by the Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integra Bank Corporation

April 12, 2006	By:	Michael T. Vea

Name: Michael T. Vea
Title: Chairman, President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by Integra Bank Corporation on April 12, 2006